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                                                                  EXHIBIT 23



                         Independent Auditors' Consent


The Board of Directors
C.H. Heist Corp.:



We consent to incorporation by reference in the registration statements No. 33-48497 and 333-26007 on Forms S-8 of C. H. Heist Corp. of our reports dated February 12, 1998, relating to the consolidated balance sheets of C. H. Heist Corp. and subsidiaries as of December 27, 1998 and December 29, 1997 and the related consolidated statements of earnings and comprehensive income, stockholders' equity and cash flows for the years ended December 27, 1998, December 28, 1997 and December 29, 1996, and related schedule, which reports appear in or are incorporated by reference in the December 27, 1998 annual report on Form 10-K of C. H. Heist Corp.



                                    KPMG LLP

Buffalo, New York
March 12, 1999